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          [Letterhead of Freshfields Bruckhaus Deringer]



                                                            LONDON
                                                            65 Fleet Street
The Board of Directors                                      London, EC4Y 1HS
Amerada Hess Corporation                               T  + 44 20 7936 4000
1185 Avenue of the Americas                     Direct T  + 44 20 7832 7361
New York, New York 10036                               F  + 44 20 7832 7001
                                                Direct F  +
                                                    G4 F  + 44 20 7936 3960
                                                            LDE No 23
                                                       E
                                                            www.freshfields.com
                                                  DOC ID    LQ003725.309/1+
                                                 OUR REF    MT/RFJK
                                                YOUR REF
                                       CLIENT MATTER NO.    114116-0001
7 December 2000

Dear Sirs

CASH AND SHARE OFFER FOR SHARES OF LASMO PLC

We have acted as English counsel to Amerada Hess Corporation ("Amerada Hess"), a corporation organized under the laws of Delaware, in connection with their offer to acquire all of the issued and outstanding share capital of LASMO plc, a corporation organized under the laws of England (the "Offer"). At your request, we are rendering our opinion concerning the principal United Kingdom tax consequences of the Offer. In connection therewith, we reviewed copies of the Registration Statement (as defined below).

This opinion letter is based on the currently applicable tax law of the United Kingdom and the current published practice of the Inland Revenue. We assume that the obligations contained in the operative documents for the Offer described in the Offer Document forming a part of the Registration Statement to which this opinion is filed as an exhibit (the "Registration Statement") will be performed in accordance with the terms described therein.

Based on the foregoing and subject to the assumptions, qualifications and limitations contained therein, we hereby confirm our opinion contained in the Offer Document under the caption "United Kingdom Taxation".

We have not considered and render no opinion on any aspect of law other than as expressly set forth above.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to us under the caption "United Kingdom Taxation" in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Yours faithfully






/s/ Freshfields Bruckhaus Deringer

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